Exhibit 4.1

CA, INC.
AND
THE BANK OF NEW YORK
FIRST SUPPLEMENTAL INDENTURE
DATED AS OF NOVEMBER 30, 2007
SUPPLEMENT TO INDENTURE DATED AS OF NOVEMBER 18, 2004

          THIS FIRST SUPPLEMENTAL INDENTURE, dated as of November 30, 2007 (this “First Supplemental Indenture”), to the Indenture, dated as of November 18, 2004, between CA, INC., a Delaware corporation (the “Company”), and THE BANK OF NEW YORK, a New York banking corporation, not in its individual capacity but solely as trustee under the Indenture referred to below (the “Trustee”).
RECITALS:
          WHEREAS, the Company and the Trustee entered into an Indenture, dated as of November 18, 2004 (“Indenture”);
          WHEREAS, the Company has issued its 5.625% Senior Notes due 2014 (the “2014 Notes”) pursuant to the Indenture;
          WHEREAS, Section 9.2 of the Indenture provides that the Indenture may be amended with the written consent of the Holders of at least a majority in principal amount of the 2014 Notes for any purpose other than the purposes set forth in Sections 9.2(i) through 9.2(viii) of the Indenture;
          WHEREAS, the Company, the Trustee, and Holders of at least a majority in principal amount of the 2014 Notes, desire to amend the Indenture with respect to the 2014 Notes to (i) provide for the Company to pay supplemental interest on the 2014 Notes over and above the 5.625% interest rate set forth in the Security evidencing the 2014 Notes, at a rate of 0.50% per annum, thereby bringing the total interest rate on the 2014 Notes to 6.125% per annum, from and including December 1, 2007 and (ii) change all references in the Security evidencing the 2014 Notes to the title of the 2014 Notes to “6.125% Senior Notes due 2014”;
          WHEREAS, by entering into this First Supplemental Indenture, the Company and the Trustee wish to effect the amendments to the Indenture set forth above;
          WHEREAS, the amendments contained herein do not trigger any of the purposes set forth in Sections 9.2(i) through 9.2(viii) of the Indenture;
          WHEREAS, the Trustee is executing and delivering this First Supplemental Indenture to satisfy all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms:
          NOW, THEREFORE, the Company and the Trustee agree as follows:

ARTICLE I
DEFINITIONS
          SECTION 1.1 Definition of Terms. Unless the context otherwise requires (including for purposes of the Recitals):
          a term defined in the Indenture has the same meaning when used in this First Supplemental Indenture unless otherwise specified herein;
          a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;
          the singular includes the plural and vice versa; and
          headings are for convenience of reference only and do not affect interpretation.
ARTICLE II
AMENDMENTS TO INDENTURE
     SECTION 2.1 Supplemental Interest on the 2014 Notes. The Company agrees to pay supplemental interest on the 2014 Notes, over and above the 5.625% interest rate set forth in the Security evidencing the 2014 Notes, at a rate of 0.50% per annum, thereby bringing the total interest rate on the 2014 Notes to 6.125% per annum, from and including December 1, 2007 so long as the 2014 Notes are outstanding, such supplemental interest to be paid in accordance with the terms of this Indenture.
     SECTION 2.2 Effect of Future Amendment to 2014 Note. If the Company amends or exchanges the Security evidencing the 2014 Notes (the “Original Security”) to provide a new and substantially similar Security (the “New Security”) bearing an interest rate of 6.125% per annum in lieu of the Original Security, supplemental interest shall no longer be payable on such New Security.
     SECTION 2.3 Change of Title of Security. All references to the 5.625% Senior Notes due 2014 in the Indenture are hereby changed to “6.125% Senior Notes due 2014”.

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ARTICLE III
MISCELLANEOUS
     SECTION 3.1 Effectiveness. This First Supplemental Indenture will become effective upon the occurrence of both (i) the execution and delivery of this First Supplemental Indenture, and (ii) the approval by Justice Ramos of the Commercial Division of the New York Supreme Court of the Stipulation of Dismissal with Prejudice, in the form annexed as Exhibit C to the Agreement, dated as of December 21, 2007, by and between CA, Inc., f/k/a Computer Associates International, Inc. on the one hand, and The Bank of New York, solely in its capacity as Indenture Trustee on behalf of all Holders of 5.625% Senior Notes Due 2014 of CA, Inc., and the other parties thereto, on the other hand.
     SECTION 3.2 Successors and Assigns. All of the covenants, promises, stipulations and agreements of the Company contained in the Indenture, as supplemented and amended by this First Supplemental Indenture, will bind the Company and its successors and assigns and will inure to the benefit of the Trustee and its successors and assigns.
     SECTION 3.3 Effect of Recitals. The recitals in this First Supplemental Indenture are made by the Company and not by the Trustee, and the Trustee shall not be responsible for the validity or sufficiency of this First Supplemental Indenture.
     SECTION 3.4 Ratification of Indenture. The Indenture as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
     SECTION 3.5 Due Authorization; Binding Nature. Each party hereto represents and warrants that this First Supplemental Indenture has been duly authorized, executed and delivered by such party. The Company further represents that this First Supplemental Indenture constitutes a valid and binding agreement of the Company.
     SECTION 3.6 Governing Law.
          THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS.
     SECTION 3.7 Counterparts.
          This First Supplemental Indenture may be executed in any number of separate counterparts each of which shall be an original; but such separate counterparts shall together constitute but one and the same instrument.

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          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.

CA, INC.
By:	/s/ Nancy E. Cooper
	Name:	Nancy Cooper
	Title:	Chief Financial Officer

THE BANK OF NEW YORK, as Trustee
By:	/s/ Geovanni Barris
	Name:	Geovanni Barris
	Title:	Vice President

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